EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149439 on Form S-3, and Registration Statements No. 333-145747, 333-135577, 333-68319, 333-80641, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-75820, 333-103252, 333-10424, 333-161638, 333-11185 and 333-178426 on Form S-8 of our reports dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of Dean Foods Company and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the company’s reporting of its Morningstar division as discontinued operations, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 27, 2013